TD Tower Branch
Commercial Banking Centre
2nd Floor, TD Tower
700 Georgia Street W., Pacific Centre
PO Box 10001
Vancouver, BC V7Y 1A2

Telephone No. : (604) 654-3554
Fax No. : (604) 654-3489

December 13, 2004

Response Biomedical Corp.
8081 Lougheed Hwy
Burnaby, B.C.
V5A 1W9

Attn: Mr. Bill Radvak and Mr. Robert Pilz,

Dear Sirs,

DEMAND OPERATING FACILITY AGREEMENT AMENDMENT

This Amending
Agreement between:	The Toronto-Dominion Bank (the "Bank"), through its branch, in

and

Borrower's Legal Name:	(herein called the "Borrower")

Borrower's Address:

Whereas:	The Bank has agreed to establish a revolving demand credit facility (the "Facility") as per the Demand Operating Facility Agreement dated June 16, 2004 which together with Schedule "A" of the Demand Operating Facility Agreement comprise the "Agreement".

In consideration of the Bank continuing to make the Facility available, the Borrower hereby agrees with the Bank to the following amendments to the terms and conditions of the Agreement:

AVAILABILITY
OF THE FACILITY	The Borrower acknowledges that the Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions, including without limitation the Representations & Warranties, Positive Covenants, Negative Covenants, or Financial Covenants set out herein.

The Bank can demand repayment and/or cancel the availability of the Facility at any time.

REPAYMENT	The Borrower agrees to repay the Bank on demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Facility, including without limitation, as applicable, the amount of all unmatured B/As and the amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

In absence of prior demand, Facility #1 is to be repaid in full on or before December 15, 2005.

SECURITY	The Borrower will provide the following additional security to support all of its present and future indebtedness and liability to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts:
Irrevocable Standby Letter of Credit - US$1,000,000 issued by Bank Sarasin of Basel Switzerland in favour of TD Bank, Global Trade Finance and Financial Institutions, expiring December 30, 2005.

All persons and entities required to provide a guarantee shall be referred to herein individually as a "Guarantor" and/or "Surety" and collectively as the "Guarantors". All of the above security and guarantees and any previously provided Bank Security shall be referred to collectively in this Agreement as "Bank Security". The security will be registered in first position, and will be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank.

SCHEDULE "A"
TERMS AND
CONDITIONS	Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and Conditions") which are applicable to the Borrower and which apply to this Facility. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

Unless otherwise stated, the amendments outlined above are in addition to the Terms and Conditions of the existing Agreement. All other terms and conditions remain unchanged. We ask that you acknowledge your agreement to these amendments by signing and returning the attached duplicate copy of this Amending Agreement to the undersigned. The amendments will not come into force unless the duplicate of this Amending Agreement is received by the Bank on or before December 22, 2004.

Yours truly,

THE TORONTO-DOMINION BANK

/s/ JOEL WHITTEMORE	/s/ ALIX ROSS
Joel Whittemore	Alix Ross
Relationship Manager	Manager, Commercial Credit

The foregoing is acknowledged and accepted by the Borrower. The following persons have the capacity to bind the Borrower.

Borrower's authorized officers or representatives:

/s/ ROBERT PILZ	/s/ BRIAN RICHARDS
Signature	Signature

ROBERT PILZ, cfo	BRIAN RICHARDS, EXECUTIVE VP, DIRECTOR
Print Name & Position	Print Name & Position

DEC.13, 2004	13-12-04
Date:	Date: